Exhibit 99.3

FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
Up to 20,000,000 Shares of Common Stock Offered Issuable Upon Exercise of Subscription
Rights at $0.04 per Share

[       ], 2009

Dear Stockholders:

This letter is being distributed by Hotel Outsource Management International, Inc. (the “Company”) in connection with the offering (the “Rights Offering”) by Hotel Outsource Management International, Inc. (the “Company”) of shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of Common Stock at 5:00 p.m., New York City time, on [       ], 2009 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the prospectus, dated [       ], 2009 (the “Prospectus”).

In the Rights Offering, the Company is offering up to an aggregate of 20,000,000 shares of its Common Stock (the “Underlying Shares”) pursuant to the Prospectus. The Subscription Rights will expire, if not exercised, before 5:00 p.m., New York City time, on [       ], 2009, unless the Company extends the rights offering period (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive one Subscription Right for each whole share of Common Stock you owned at 5:00 p.m., New York City time, on the Record Date. Each Subscription Right will allow the holder thereof to subscribe for 0.2280 shares of Common Stock (the “Basic Subscription Right”) at the subscription price of $0.04 per full share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase 22.80 shares of Common Stock (rounded down to 22 shares, with the total subscription payment being adjusted accordingly, as discussed in the Prospectus) for $0.04 per full share pursuant to your Basic Subscription Right.

In addition, each holder of Subscription Rights who exercises his, her, or its Basic Subscription Right in full will be entitled to an over-subscription privilege (the “Over-Subscription Privilege”) to subscribe to purchase a portion of any shares of Common Stock that are not purchased by the Company’s stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability and the limitations described in the Prospectus. The maximum number of shares of Common Stock that could be purchased pursuant to the Over-Subscription Privilege will be determined according to the following formula based on your percentage ownership of the Company’s outstanding Common Stock at 5:00 p.m., New York City time, on the Record Date: the total number of Unsubscribed Shares multiplied by a number equal to five times your ownership percentage of the outstanding Common Stock as of the Record Date. For example, if you owned 3% of the outstanding Common Stock at 5:00 p.m., New York City time, on the Record Date, you may purchase up to 15% of the Unsubscribed Shares pursuant to your Over-Subscription Privilege. You can determine your ownership percentage by dividing the number of Subscription Rights you receive in the Rights Offering by 69,453,364, the number of outstanding shares of Common Stock at 5:00 p.m., New York City time, on the Record Date.

You will be required to submit payment in full for all the shares of Common Stock you wish to buy pursuant to the exercise of your Basic Subscription Right and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you pursuant to the exercise of your Basic Subscription Right and Over-Subscription Privilege in full, assuming that no stockholder other than you has purchased any shares of our Common Stock pursuant to their Basic Subscription Rights. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our stockholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of our Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Date, and your excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

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To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege.

If Over-Subscription Privilege requests exceed the number of Unsubscribed Shares available, we will allocate the available shares of Common Stock among the Company’s stockholders who over-subscribed by multiplying the number of shares requested by each Subscription Rights holder through the exercise of their Over-Subscription Privileges by a fraction that equals (x) the number of Unsubscribed Shares divided by (y) the total number of shares requested by all stockholders through the exercise of their Over-Subscription Privileges.

The Subscription Rights are evidenced by Rights certificates. Subscription Rights may not be sold, transferred, or assigned; provided, however, that Subscription Rights are transferable by operation of law (for example, a transfer of Subscription Rights to the estate of a recipient upon the recipient’s death).

Enclosed are copies of the following documents:

1. Prospectus;

2. Rights Certificate;

3. Instruction as to the Use of Hotel Outsource Management International, Inc. Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Hotel Outsource Management International, Inc.); and

4. A return envelope addressed to Standard Registrar & Transfer Co. Inc., the Subscription Agent.

Your prompt action is requested.  To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to your Basic Subscription Right and your Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, before 5:00 p.m., New York City time, on  [  ], 2009, the Expiration Date. A Subscription Rights holder cannot revoke the exercise of its Subscription Rights. Subscription Rights not exercised prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Company. Any questions or requests for assistance concerning the rights offering should be directed to the Subscription Agent.

Very truly yours,

Hotel Outsource Management International, Inc.